EXHIBIT 10.4

GUARANTY OF RECOURSE OBLIGATIONS

made by

PRIME GROUP REALTY, L.P. , a Delaware limited partnership

as guarantor,

in favor of

SUNAMERICA LIFE INSURANCE COMPANY, an Arizona corporation

Dated as of May 5, 2005

GUARANTY OF RECOURSE OBLIGATIONS

This GUARANTY OF RECOURSE OBLIGATIONS(this “Guaranty”), dated as of May 5, 2005, made by PRIME GROUP REALTY, L.P., a Delaware limited partnership, having an address at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601 (“Guarantor”), in favor of SUNAMERICA LIFE INSURANCE COMPANY, an Arizona corporation (together with its successors and assigns, hereinafter referred to as “Lender”), having an address at 1999 Avenue of the Stars, 38th Floor, Los Angeles, California 90067.

R E C I T A L S:

A.   Pursuant to that certain Loan Agreement dated as of the date hereof (as the same may be amended, modified, supplemented or replaced from time to time, the “Loan Agreement”) among LASALLE BANK NATIONAL ASSOCIATION, successor trustee to AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association, not personally but solely as trustee under trust agreement dated July 26, 1977 and known as Trust No. 40935 and LASALLE BANK NATIONAL ASSOCIATION, successor trustee to AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association, as successor trustee to First Bank, N.A., as successor trustee to National Boulevard Bank of Chicago, not personally but solely as trustee under trust agreement dated September 27, 1976 and known as Trust No. 5602 (collectively, “Fee Holder”), CONTINENTAL TOWERS ASSOCIATES–I, L.P., an Illinois limited partnership (“Beneficial Interest Holder” the Fee Holder and the Beneficial Interest Holder are individually and collectively, together with their respective permitted successors and assigns, referred to herein as “Borrower”) and Lender, Lender has agreed to make a loan (the “Loan”) to Borrower in an aggregate principal amount not to exceed $75,000,000.00, subject to the terms and conditions of the Loan Agreement;

B.   As a condition to Lender’s making the Loan, Lender is requiring that Guarantor execute and deliver to Lender this Guaranty;

C.   Guarantor hereby acknowledges that Guarantor will materially benefit from Lender’s agreeing to make the Loan;

D.   Guarantor and Lender are parties to that certain Subordination and Intercreditor Agreement dated of even date herewith (the “Intercreditor Agreement”).

NOW, THEREFORE, in consideration of the premises set forth herein and as an inducement for and in consideration of the agreement of Lender to make the Loan pursuant to the Loan Agreement, Guarantor hereby agrees, covenants, represents and warrants to Lender as follows:

1.	Definitions.

(a)        All capitalized terms used and not defined herein shall have the respective meanings given such terms in the Loan Agreement.

(b)        The term “Control Period” shall mean the 365-day period ending on the date upon which the earlier of the following occurs: (i) the Property is conveyed to Lender (or its nominee) or other purchaser at a foreclosure sale, sale conducted under Section 363 of the Bankruptcy Code or by deed in lieu of foreclosure, or (ii) 100% of the beneficial interest in the Fee Holder is conveyed to Lender pursuant to that certain Collateral Assignment of Beneficial Interest dated as of the date hereof given to the benefit of Lender, or (iii) Lender is obligated to perform a Release Action (as defined in the Intercreditor Agreement).

(c)        The term “Expanded Control Period” means the period commencing on the date hereof and ending on the last day of the Control Period.

(d)        The term “Funds” shall mean all gross revenues and all other revenues relating to the Property including, without limitation, Rents, lease termination payments, advance rental payments, Proceeds and Awards.

(e)         The term “Guaranteed Obligations” means (i) the Recourse Indebtedness (as defined below); and (ii) from and after the date that any Springing Recourse Event (as defined below) occurs, payment of all the Debt as and when the same is due in accordance with the Loan Documents (and whether accrued prior to, on or after such date).

(f)         The term “Intercreditor Agreement” shall have the meaning set forth in the Recitals.

(g)        The term “Loss” means any and all claims, liability, loss, cost, damage, charge, lien, debt fine, penalty, demand, suit, judgment, adjudication, expense, or injury to person, property or natural resources, including without limitation reasonable attorneys’ fees and consulting fees.

(h)        The term “Prime Distributions” means any Funds received by Guarantor or its Affiliates from any source, but Prime Distributions shall not include management fees and leasing commissions payable to Manager pursuant to Section 7 of the Management Agreement.

(i)         The term “Recourse Indebtedness” means any and all of the following:

(1)        The amount of any insurance proceeds or proceeds of eminent domain proceedings or agreements in lieu thereof attributable to the Property which are received by any of the Recipient Parties, and applied or deposited by the recipient other than in accordance with the terms and provisions of the Loan Agreement and other Loan Documents.

(2)        The amount of any security deposit in any form including without limitation, cash, securities or a letter of credit (each a “Security Deposit”) heretofore or hereafter paid to or deposited with any of the Recipient Parties by any tenant, subtenant or licensee of the Property or any obligor under any other agreement for use of space at the Property, including concession agreements and parking agreements (a “Tenant”), which is not either delivered to Lender or the Clearing Bank (if and to the extent required under the Loan

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Agreement) or applied in accordance with the terms and provisions of such Tenant’s lease, sublease, license or other agreement or applied as provided in the Loan Agreement.

(3)        The amount of any liability of the Guarantor to Lender under the Environmental Indemnification Agreement.

(4)        The amount of Loss incurred by the Lender as a result of fraud, waste of the Property (or any portion thereof) or misrepresentation by any of the Recipient Parties.

(5)        The full amount of Funds received by any of the Recipient Parties during any Cash Management Period occurring during the Expanded Control Period, which (A) are not paid to the Clearing Bank or to Lender as required under the Loan Documents, or (B) are not applied to Approved Operating Expenses accruing during the Expanded Control Period as required under the Loan Documents.

(6)        The full amount of Prime Distributions to the extent that Approved Operating Expenses accrue during the Control Period are not fully paid with funds other than funds provided by Lender.

(7)        The full amount of funds withdrawn by Manager from the Borrower’s Operating Account (as defined in the Clearing Account Agreement) at any time that the Manager is an Affiliate of Guarantor to the extent such funds are not used to pay, or reimburse Manager for the payment of, expenses relating to the Property pursuant to the Management Agreement.

(8)        The amount of any Funds diverted from deposit into the Clearing Account pursuant to any action taken by the Recipient Parties (as hereinafter defined).

(9)        The amount of any Funds on deposit in the Deposit Account which are not used in accordance with the Deposit Account Agreement due to any action taken by the Recipient Parties.

(10)      The amount of Loss incurred by Lender by reason of the failure of Guarantor to cause to be provided by Borrower and/or Manager the insurance required under the Loan Documents, with the amount of such Loss determined after taking into account all insurance proceeds actually collected.

(11)      Any deficiency in the payment of real estate taxes (in excess of amounts escrowed by Borrower with Lender for such purpose pursuant to Section 3.3 of the Loan Agreement) accruing with respect to the Property during the Expanded Control Period.

(12)      The amount of Loss incurred by Lender arising out of, attributable to, which may accrue out of, or which may result from a violation or alleged violation of the ADA in connection with the Property; provided, that the aggregate liability of Guarantor pursuant to this Subsection (12) shall be limited to Two Hundred Thousand and 00/100 Dollars ($200,000.00).

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(13)      The full amount of any returned items paid by Lender pursuant to the Clearing Account Agreement or the Deposit Account Agreement.

(j)         The term “Recipient Parties” means Borrower, Manager, Guarantor, and General Partner or any of their respective members, partners, shareholders, officers, directors, agents, employees and assigns, or any Affiliate of any of the foregoing.

(k)	The term “Springing Recourse Event” means:

(i)         the Property or any part thereof or any interest therein, or any interest in Borrower, the General Partner, or Guarantor shall be transferred in violation or in breach of the Loan Documents; or

(ii)         Borrower shall be the subject of, or the Property or any part thereof shall become an asset in: (A) a voluntary bankruptcy or insolvency proceeding filed by Borrower, the General Partner, or the Guarantor; or (B) an involuntary bankruptcy or insolvency proceeding which is not dismissed within sixty (60) days of filing, provided, however, that the foregoing (ii)(B) shall not apply if an involuntary bankruptcy is filed by Lender or if the involuntary bankruptcy filing was initiated by a third party creditor independent of any collusive action or consent by: (a) Borrower (unless solely as a result of the actions of the Limited Partners acting alone on behalf of the Borrower); (b) the Beneficial Interest Holder (unless solely as a result of the actions of the Limited Partners acting alone on behalf of the Borrower, (c) the General Partner, or (d) the Guarantor; or (iii) or if Borrower or the Beneficial Interest Holder shall make a voluntary assignment for the benefit of creditors.

2.	Guaranty.

(a)        Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Lender the full, prompt and complete payment when due of the Guaranteed Obligations.

(b)        All sums payable to Lender under this Guaranty shall be payable on demand and without reduction for any offset, claim, counterclaim or defense, and guarantor shall have personal liability for such payment.

(c)        Guarantor hereby agrees to indemnify, defend and save harmless Lender from and against any and all costs, losses, liabilities, claims, causes of action, expenses and damages, including reasonable attorneys’ fees and disbursements, which Lender may suffer or which otherwise may arise by reason of Borrower’s failure to pay any of the Guaranteed Obligations when due, irrespective of whether such costs, losses, liabilities, claims, causes of action, expenses or damages are incurred by Lender prior or subsequent to (i) Lender’s declaring the Principal, interest and other sums evidenced or secured by the Loan Documents to be due and payable, (ii) the commencement or completion of a judicial or non-judicial foreclosure of the Mortgage or (iii) the conveyance of all or any portion of the Property by deed-in-lieu of foreclosure.

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(d)        Guarantor agrees that no portion of any sums applied (other than sums received from Guarantor in full or partial satisfaction of its obligations hereunder), from time to time, in reduction of the Debt shall be deemed to have been applied in reduction of the Guaranteed Obligations until such time as the Debt has been paid in full, or Guarantor shall have made the full payment required hereunder, it being the intention hereof that the Guaranteed Obligations shall be the last portion of the Debt to be deemed satisfied.

3.          Representations and Warranties. Guarantor hereby represents and warrants to Lender as follows (which representations and warranties shall be given as of the date hereof and shall survive the execution and delivery of this Guaranty):

(a)        Organization, Authority and Execution. Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to own its properties and to conduct its business as presently conducted or proposed to be conducted and to enter into and perform this Guaranty and all other agreements and instruments to be executed by it in connection herewith. This Guaranty has been duly executed and delivered by Guarantor.

(b)        Enforceability. This Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(c)        No Violation. The execution, delivery and performance by Guarantor of its obligations under this Guaranty has been duly authorized by all necessary action, and to Guarantor’s best knowledge do not and will not violate any law, regulation, order, writ, injunction or decree of any court or governmental body, agency or other instrumentality applicable to Guarantor, or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the assets of Guarantor pursuant to the terms of Guarantor’s articles of organization, or any mortgage, indenture, agreement or instrument to which Guarantor is a party or by which it or any of its properties is bound. Guarantor is not in default under any other guaranty which it has provided to Lender.

(d)        No Litigation. There are no actions, suits or proceedings at law or at equity, pending or, to Guarantor’s best knowledge, threatened against or affecting Guarantor which involve or might involve the validity or enforceability of this Guaranty or which might materially adversely affect the financial condition of Guarantor or the ability of Guarantor to perform any of its obligations under this Guaranty, except as disclosed on Schedule A attached hereto. Guarantor is not in default beyond any applicable grace or cure period with respect to any order, writ, injunction, decree or demand of any Governmental Authority which might materially adversely affect the financial condition of Guarantor or the ability of Guarantor to perform any of its obligations under this Guaranty.

(e)        Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities (collectively, the “Consents”) that are required in connection with the valid execution, delivery and performance by Guarantor of this Guaranty have been obtained and Guarantor agrees that all Consents

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required in connection with the carrying out or performance of any of Guarantor’s obligations under this Guaranty will be obtained when required.

(f)         Financial Statements and Other Information. All financial statements of Guarantor heretofore delivered to Lender are true and correct in all material respects and fairly present the financial condition of Guarantor as of the respective dates thereof, and no materially adverse change has occurred in the financial conditions reflected therein since the respective dates thereof. None of the aforesaid financial statements or any certificate or statement furnished to Lender by or on behalf of Guarantor in connection with the transactions contemplated hereby, and none of the representations and warranties in this Guaranty contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. Guarantor is not insolvent within the meaning of the United States Bankruptcy Code or any other applicable law, code or regulation and the execution, delivery and performance of this Guaranty will not render Guarantor insolvent.

(g)        Consideration. Guarantor is the owner, directly or indirectly, of certain legal and beneficial equity interests in Manager.

4.          Financial Statements. Guarantor shall deliver to Lender, (a) within 90 days after the end of each fiscal year of Guarantor, a complete copy of Guarantor’s annual financial statements (b) within 45 days after the end of each fiscal quarter of Guarantor, financial statements (including a balance sheet as of the end of such fiscal quarter and a statement of income and expense for such fiscal quarter) certified by the chief financial officer or other officer of Guarantor and in form, content, level of detail and scope reasonably satisfactory to Lender, and (c) 30 days after request by Lender, such other financial information with respect to Guarantor in Guarantor’s possession or control as Lender may reasonably request.

5.	Unconditional Character of Obligations of Guarantor.

(a)        The obligations of Guarantor hereunder shall be irrevocable, absolute and unconditional, irrespective of the validity, regularity or enforceability, in whole or in part, of the other Loan Documents or any provision thereof, or the absence of any action to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against Borrower, Guarantor or any other Person or any action to enforce the same, any failure or delay in the enforcement of the obligations of Borrower under the other Loan Documents or Guarantor under this Guaranty, or any setoff, counterclaim, and irrespective of any other circumstances which might otherwise limit recourse against Guarantor by Lender or constitute a legal or equitable discharge or defense of a guarantor or surety. Lender may enforce the obligations of Guarantor under this Guaranty by a proceeding at law, in equity or otherwise, independent of any loan foreclosure or similar proceeding or any deficiency action against Borrower or any other Person at any time, either before or after an action against the Property or any part thereof, Borrower or any other Person. This Guaranty is a guaranty of payment and performance and not merely a guaranty of collection. Guarantor waives diligence, notice of acceptance of this Guaranty, filing of claims with any court, any proceeding to enforce any provision of any other Loan Document, against Guarantor, Borrower or any other Person, any right to require a proceeding first against Borrower or any other Person, or to exhaust any security (including, without limitation, the Property) for the performance of the Guaranteed

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Obligations or any other obligations of Borrower or any other Person, or any protest, presentment, notice of default or other notice or demand whatsoever (except to the extent expressly provided to the contrary in this Guaranty).

(b)        The obligations of Guarantor under this Guaranty, and the rights of Lender to enforce the same by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected by any of the following:

(i)         any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting Borrower, the Property or any part thereof, Guarantor or any other Person;

(ii)         any failure by Lender or any other Person, whether or not without fault on its part, to perform or comply with any of the terms of the Loan Agreement, or any other Loan Documents, or any document or instrument relating thereto;

(iii)        the sale, transfer or conveyance of the Property or any interest therein to any Person, whether now or hereafter having or acquiring an interest in the Property or any interest therein and whether or not pursuant to any foreclosure, trustee sale or similar proceeding against Borrower or the Property or any interest therein;

(iv)        the conveyance to Lender, any Affiliate of Lender or Lender’s nominee of the Property or any interest therein by a deed-in-lieu of foreclosure;

(v)        the release of Borrower or any other Person from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law or otherwise; or

(vi)        the release in whole or in part of any collateral for any or all Guaranteed Obligations or for the Loan or any portion thereof.

(c)        Except as otherwise specifically provided in this Guaranty, Guarantor hereby expressly and irrevocably waives all defenses in an action brought by Lender to enforce this Guaranty based on claims of waiver, release, surrender, alteration or compromise and all setoffs, reductions, or impairments, whether arising hereunder or otherwise.

(d)        Lender may deal with Borrower and Beneficial Interest Holder and Affiliates of Borrower and Beneficial Interest Holder in the same manner and as freely as if this Guaranty did not exist and shall be entitled, among other things, to grant Borrower or Beneficial Interest Holder or any other Person such extension or extensions of time to perform any act or acts as may be deemed advisable by Lender, at any time and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of Guarantor hereunder.

(e)        No compromise, alteration, amendment, modification, extension, renewal, release or other change of, or waiver, consent, delay, omission, failure to act or other

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action with respect to, any liability or obligation under or with respect to, or of any of the terms, covenants or conditions of, the Loan Documents shall in any way alter, impair or affect any of the obligations of Guarantor hereunder, and Guarantor agrees that if any Loan Document are modified with Lender’s consent, the Guaranteed Obligations shall automatically be deemed modified to include such modifications.

(f)         Lender may proceed to protect and enforce any or all of its rights under this Guaranty by suit in equity or action at law, whether for the specific performance of any covenants or agreements contained in this Guaranty or otherwise, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by Guarantor. Each and every remedy of Lender shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

(g)        No waiver shall be deemed to have been made by Lender of any rights hereunder unless the same shall be in writing and signed by Lender, and any such waiver shall be a waiver only with respect to the specific matter involved and shall in no way impair the rights of Lender or the obligations of Guarantor to Lender in any other respect or at any other time.

(h)        At the option of Lender, Guarantor may be joined in any action or proceeding commenced by Lender against Borrower in connection with or based upon any other Loan Documents and recovery may be had against Guarantor in such action or proceeding or in any independent action or proceeding against Guarantor to the extent of Guarantor’s liability hereunder, without any requirement that Lender first assert, prosecute or exhaust any remedy or claim against Borrower or any other Person, or any security for the obligations of Borrower or any other Person.

(i)         Guarantor agrees that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment is made by Borrower or Guarantor to Lender and such payment is rescinded or must otherwise be returned by Lender (as determined by Lender in its sole and absolute discretion) upon insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting Borrower or Guarantor, all as though such payment had not been made.

(j)         In the event that Guarantor shall advance or become obligated to pay any sums under this Guaranty or in connection with the Guaranteed Obligations or in the event that for any reason whatsoever Borrower or any subsequent owner of the Property or any part thereof is now, or shall hereafter become, indebted to Guarantor, Guarantor agrees that (i) the amount of such sums and of such indebtedness and all interest thereon shall at all times be subordinate as to lien, the time of payment and in all other respects to all sums, including principal and interest and other amounts, at any time owed to Lender under the Loan Documents, and (ii) Guarantor shall not be entitled to enforce or receive payment thereof until all principal, Interest and other sums due pursuant to the Loan Documents have been paid in full. Nothing herein contained is intended or shall be construed to give Guarantor any right of subrogation in or under the Loan Documents or any right to participate in any way therein, or in the right, title or interest of Lender in or to any collateral for the Loan, notwithstanding any payments made by

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Guarantor under this Guaranty, until the actual and irrevocable receipt by Lender of payment in full of all principal, Interest and other sums due with respect to the Loan or otherwise payable under the Loan Documents. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when any such sums due and owing to Lender shall not have been fully paid, such amount shall be paid by Guarantor to Lender for credit and application against such sums due and owing to Lender.

(k)        Guarantor’s obligations hereunder shall survive a foreclosure, deed-in-lieu of foreclosure or similar proceeding involving the Property and the exercise by Lender of any of all of its remedies pursuant to the Loan Documents.

6.	Covenants.

(a)        As used in this Section 6, the following terms shall have the respective meanings set forth below:

(i)         “GAAP” shall mean generally accepted accounting principles, consistently applied.

(ii)          “Net Worth” shall mean, as of a given date, (x) the total assets of Guarantor as of such date less (y) Guarantor’s total liabilities as of such date, determined in accordance with GAAP.

(b)        Until all of the Guaranteed Obligations have been paid in full, Guarantor (i) shall not sell, pledge, mortgage or otherwise transfer any of its assets, or any interest therein, on terms materially less favorable than would be obtained in an arms-length transaction.

(c)        Guarantor shall not, at any time while a default in the payment of the Guaranteed Obligations has occurred and is continuing, enter into or effectuate any transaction with any Affiliate on terms materially less favorable than would be obtained in an arms length transaction or which would reduce the Net Worth of Guarantor, including the payment of any dividend or distribution to a shareholder, or the redemption, retirement, purchase or other acquisition for consideration of any stock in Guarantor.

7.          Entire Agreement/Amendments. This instrument represents the entire agreement between the parties with respect to the subject matter hereof. The terms of this Guaranty shall not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by Lender and Guarantor.

8.          Successors and Assigns. This Guaranty shall be binding upon Guarantor, and Guarantor’s estate, heirs, personal representatives, successors and assigns, may not be assigned or delegated by Guarantor and shall inure to the benefit of Lender and its successors and assigns.

9.          Applicable Law and Consent to Jurisdiction. This Guaranty shall be governed by, and construed in accordance with, the substantive laws of the State of New York. Guarantor irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or

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relating to this Guaranty may be brought in a court of record in the City and County of New York or in the Courts of the United States of America located in the Southern District of New York, (b) consents to the jurisdiction of each such court in any such suit, action or proceeding and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Guarantor irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Guarantor at its address provided in Section 14 hereof. Nothing in this Section 9, however, shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any suit, action or proceeding against Guarantor or its property in the courts of any other jurisdictions. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 AND § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW

10.        Section Headings. The headings of the sections and paragraphs of this Guaranty have been inserted for convenience of reference only and shall in no way define, modify, limit or amplify any of the terms or provisions hereof.

11.        Severability. Any provision of this Guaranty which may be determined by any competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, Guarantor hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

12.        WAIVER OF TRIAL BY JURY. GUARANTOR HEREBY WAIVES THE RIGHT OF TRIAL BY JURY IN ANY LITIGATION, ACTION OR PROCEEDING ARISING HEREUNDER OR IN CONNECTION THEREWITH.

13.        Other Guaranties. The obligations of Guarantor hereunder are separate and distinct from, and in addition to, the obligations of Guarantor now or hereafter arising under any other Guaranties, pursuant to which Guarantor has guaranteed payment and performance of certain other obligations of Borrower described therein.

14.        Notices. All notices, consents, approvals and requests required or permitted hereunder (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or by facsimile and confirmed by facsimile answer back, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party): If to Lender: SunAmerica Life Insurance Company, an Arizona corporation, 1999 Avenue of the Stars, 38th Floor, Century City, Los Angeles, CA 90067, Telecopier (310) 772-6584, with a copy to: Brownstein Hyatt & Farber, P.C., 410 17th Street, 22nd Floor, Denver, Colorado 80202, Attention: Ana Lazo Tenzer, Telecopier (303) 223-

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1111; if to Guarantor: Prime Group Realty, L.P., 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, Attn: Jeffrey Patterson, President and CEO, Telecopier (312) 917-4230, with a copy to Prime Group Realty, L.P., 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, Attn: James Hoffman, General Counsel, Telecopier (312) 917-1684. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of overnight delivery, upon the first attempted delivery on a Business Day.

15.        Guarantor’s Receipt of Loan Documents. Guarantor by its execution hereof acknowledges receipt of true copies of all of the Loan Documents, the terms and conditions of which are hereby incorporated herein by reference.

16.	Interest; Expenses.

(a)        If Guarantor fails to pay all or any sums due hereunder upon demand by Lender, the amount of such sums payable by Guarantor to Lender shall bear interest from the date of demand until paid at the Default Rate in effect from time to time.

(b)        Guarantor hereby agrees to pay all costs, charges and expenses, including reasonable attorneys’ fees and disbursements, that may be incurred by Lender in enforcing the covenants, agreements, obligations and liabilities of Guarantor under this Guaranty.

17.        Joint and Several Obligations. If Guarantor consists of more than one Person, each such Person shall have joint and several liability for the obligations of Guarantor hereunder.

[Balance of Page Intentionally Left Blank; Signatures on Following Page]

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

GUARNATOR:
PRIME GROUP REALTY, L.P., a Delaware limited partnership
By: Prime Group Realty Trust, a Maryland real estate investment trust, its managing general partner
By: /s/ Jeffrey A. Patterson Name: Jeffrey A. Patterson Title: President and Chief Executive Officer

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SCHEDULE A

[INTENTIONALLY OMITTED]